UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            MERCER INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)


            WASHINGTON                                91-6087550
     (State of incorporation                      (I.R.S.  Employer
        or  organization)                        Identification  No.)



           14900 INTERURBAN AVENUE SOUTH, SUITE 282, SEATTLE, WA 98168
                               (Address of office)


Securities  to  be  registered  pursuant  to  Section  12(b)  of  the  Act:

           Title of each class           Name of each exchange on which
           to be so registered           each class is to be registered

                   N/A                                N/A
        -------------------------     ------------------------------------
        -------------------------     ------------------------------------
        -------------------------     ------------------------------------


If  this  form  relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If  this  form  relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities  Act  registration  statement file number to which this form relates:
   N/A    (if  applicable)
---------

Securities  to  be  registered  pursuant  to  Section  12(g)  of  the  Act:

                         Preferred  Stock  Purchase  Rights
--------------------------------------------------------------------------------
                                (Title of class)

ITEM  1.     DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED

On November 11, 2003, the board of trustees (the "Board") of Mercer International Inc. ("Mercer" or the "Company") authorized and declared a dividend of one preferred stock purchase right (a "Right") for each share of beneficial interest of Mercer (the "Common Stock"). On December 23, 2003,
Mercer announced that it had entered into a shareholder protection rights agreement (the "Rights Agreement") with Computershare Trust Company of Canada, as rights agent, to replace the shareholder protection rights agreement expiring on December 31, 2003. In connection therewith, the Company authorized the issuance of one Right in respect of each share of Common Stock outstanding as of the close of business on December 31, 2003 (the "Record Date") and further authorized and directed the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date, described below, and the expiration of the Rights, and, in certain circumstances, after the Distribution Date. After the Distribution Date, each Right entitles the holder thereof to purchase from the Company one one-hundredth (1/100) of a share of the Company's Series A junior participating preferred stock, with economic terms similar to that of one share of Common Stock, at an initial exercise price of $75.00, subject to certain adjustments set forth in the Rights Agreement. The Rights will become exercisable only upon the occurrence of certain events described in the Rights Agreement.

THE FOLLOWING SUMMARY OF THE RIGHTS AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE RIGHTS AGREEMENT IS INCORPORATED BY REFERENCE HEREIN.

DISTRIBUTION  AND  TRANSFER  OF  RIGHTS;  RIGHTS  CERTIFICATES

On November 11, 2003, the Board declared a dividend of one Right for each outstanding share of Common Stock. Before the Distribution Date, described below, the Rights will be evidenced by and trade with the certificates for Common Stock. After the Distribution Date, if any, Mercer will mail Rights certificates to its shareholders and the Rights will become transferable apart from the Common Stock.

DISTRIBUTION  DATE

The Rights will separate from the Common Stock and become exercisable following the earlier of the close of business on the tenth day (or such later date as may be determined by a majority of the Board) after a person or group (i) acquires beneficial ownership of 15% or more of the aggregate of Mercer's outstanding Common Stock and Common Stock issuable upon conversion of Mercer's outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the "Notes") as if the then outstanding Notes had been fully converted (the "Issuable Note Shares") or (ii) announces a tender or exchange offer for Mercer's outstanding Common Stock that could result in the offeror becoming the beneficial owner of 15% or more of the aggregate of the outstanding Common Stock and Issuable Note Shares (the earlier of such dates being the "Distribution Date").

PREFERRED  STOCK  PURCHASABLE  UPON  EXERCISE  OF  RIGHTS

After the Distribution Date, each Right will entitle the holder to purchase, for $75.00 (the "exercise price"), one one-hundredth (1/100) of a share of Mercer Series A junior participating preferred stock with economic terms similar to that of one share of Mercer Common Stock.

FLIP-IN

If an acquiror becomes the beneficial owner of 15% or more of the aggregate of Mercer's outstanding Common Stock and Issuable Note Shares (thus becoming an "Acquiring Person"), then each Right (other than Rights beneficially owned by an Acquiring Person or its affiliates) will entitle the holder to purchase, for the exercise price, that number of shares of Mercer Common Stock having a then-current market value of two times the exercise price.

FLIP-OVER

In certain circumstances, if, after the Shares Acquisition Date (defined below),
(a) Mercer merges into another entity, (b) an acquiring entity merges into Mercer or (c) Mercer sells more than 50% of its assets or earning power, then each Right (other than Rights beneficially owned by an Acquiring Person or its affiliates) will entitle the holder to purchase, for the exercise price, a number of shares of the capital stock (with the greatest voting power) of the person engaging in the transaction having a then-current market value of twice the exercise price. However, such Rights will not be exercisable in the case of a transaction described in (a) or (b) above, if (i) such transaction involves a tender or exchange offer for all of the outstanding Common Stock at a price and on terms determined by a majority of the Board to be fair to Mercer's shareholders and otherwise in the best interests of Mercer,
(ii) the per share price offered in such transaction is not less than the price paid to all holders of Common Stock purchased pursuant to such tender or exchange offer, and (iii) the form of consideration offered to the remaining holders of Common Stock under such transaction is the same form of consideration paid pursuant to such offer.

EXCHANGE  PROVISIONS

After any person or group becomes an Acquiring Person but before the acquisition of Mercer or 50% or more of its assets or earning power, the Board may elect to exchange each Right (other than Rights that have become null and void and nontransferable as described above) for consideration per Right consisting of one-half of the number of shares of Common Stock that would be issuable at such time upon the exercise of one Right and without payment of the exercise price.

REDEMPTION  OF  RIGHTS

The Rights will be redeemable at the Company's option for $0.001 per Right (the "Redemption Price") at any time on or before the tenth day (or such later date as may be determined by a majority of the Board) after public announcement that a person has acquired beneficial ownership of 15% or more of the aggregate of the Company's then outstanding Common Stock and Issuable Note Shares (the "Shares Acquisition Date").

EXPIRATION  OF  RIGHTS

The Rights are not exercisable until the Distribution Date and will expire on December 31, 2005, unless earlier redeemed or exchanged by Mercer.

AMENDMENT  OF  TERMS  OF  RIGHTS

The terms of the Rights and the Rights Agreement may be amended in any respect, without the approval of any holder of the Rights, at any time before the Distribution Date, subject to certain restrictions.

VOTING  RIGHTS

Until a Right is exercised, the holder will have no rights as a shareholder of Mercer, including, without limitation, the right to vote or receive dividends.

ANTIDILUTION  PROVISIONS

In order to preserve the actual or potential economic value of the Rights, the number of shares of Series A junior participating preferred stock or other securities issuable upon exercise of a Right, the exercise price, the Redemption Price and the number of Rights associated with each outstanding share of Common Stock are all subject to adjustment by the Board, pursuant to customary antidilution provisions.

TAXES

Distribution of the Rights should not be a taxable event for federal income tax purposes. Following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

ITEM  2.     EXHIBITS

EXHIBIT  NO.     DESCRIPTION
------------     -----------

     4.1 Rights Agreement dated as of December 23, 2003 between Mercer International Inc. and Computershare Trust Company of Canada. Incorporated by reference to the Company's Form 8-K dated December 23, 2003 filed with the Securities and Exchange Commission.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MERCER  INTERNATIONAL  INC.

     /s/  David  M.  Gandossi
------------------------------------
David  M.  Gandossi
Secretary

Dated:  December  31,  2003